Exhibit 4.1

Execution Version

PROMISSORY NOTE

New York, New York December 29, 2022

FOR VALUE RECEIVED, each of the undersigned unconditionally, jointly and severally, promises to pay to FOREST INVESTMENTS, INC., a Delaware corporation (“Seller”), at Seller’s principal place of business as confirmed by Seller (or at such other office or affiliate as Seller may from time to time specify in writing) the principal amount of THIRTY EIGHT MILLION ONE HUNDRED FOUR THOUSAND DOLLARS ($38,104,000.00) (the “Loan”) on March 1, 2023 (or such later date as may be agreed to by Seller in its sole discretion, the “Maturity Date”), and to pay interest on the unpaid balance of the principal amount of such Loan from and including the date of such Loan to such Maturity Date at a fixed rate per annum of nine percent (9%) (the “Interest Rate”). Any amount not paid when due shall bear interest at a rate per annum equal to eleven percent (11%) until paid in full. Interest shall be due and payable on the Maturity Date. Interest shall be calculated on the then-outstanding principal amount of this Loan on the basis of a year of 360 days and for the actual days elapsed prior to any such payment. All payments hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non‑Banking Day shall be included in the computation of interest. The date, Maturity Date and the interest rates with respect to, the Loan and any payments of principal shall be recorded by Seller on its books, which such books shall be admissible in evidence in any action or proceeding with regard to this Note and shall constitute prima facie proof of the amount due hereunder. This Loan may be prepaid at any time at the option of the undersigned in its sole discretion, without any penalty.

1.
Certain Definitions. As used herein, the following terms shall have the corresponding meanings:

“Banking Day” means any day on which commercial banks are not authorized or required to close in New York City.

“Change of Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person, entity or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the undersigned; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the undersigned by persons who were not (i) directors of the undersigned on the date of this Note, (ii) nominated or appointed by the board of directors of the undersigned or (iii) approved as director candidates prior to their election by the board of directors of the undersigned; (c) the acquisition of direct or indirect control of the undersigned by any Person or group; or (d) Great Elm FM Acquisition, Inc. (“FM Acquisition”) ceases to be, directly or indirectly, a wholly owned subsidiary of Great Elm Group, Inc. (“GEG”).

“Note” means this Promissory Note.

2.
Mandatory Prepayments. The undersigned shall pay to Seller certain payments as set forth below, which such payments will be applied to the outstanding obligations hereunder; provided, however, to the extent any such payment made hereunder exceeds the outstanding obligations owed, such excess amount shall be returned to the undersigned:

(a)
On the date on which the sale by FM Acquisition of sixty percent (60%) and GEG of one percent (1%) of the common stock of Seller to J.P. Morgan Broker-Dealer Holdings Inc. or its affiliate is consummated (such transaction, the “Sale Transaction”), a payment in the amount equal to the proceeds otherwise payable to FM Acquisition and GEG in connection with the Sale Transaction;

(b)
On the date on which the undersigned or any affiliate of the undersigned receives proceeds from a transaction contemplated by Section 1.05(b) of the Purchase Agreement, a payment in the aggregate amount of any proceeds received by the undersigned or such affiliate of the undersigned in connection with such transaction; and

(c)
(i) If a Put Right is exercised pursuant to Section 5.01 of that certain Amended and Restated Stockholders Agreement to be entered into among Seller and the stockholders named therein in connection with the closing of the Sale Transaction (the “A&R Stockholders Agreement”), then on the Put Right Closing Date the then outstanding principal amount of the Loan shall be reduced by the Put Purchase Price and (ii) if a Call Right is exercised pursuant to Section 5.02 of the A&R Stockholders Agreement, then on the Call Right Closing Date, the then outstanding principal amount of the Loan shall be reduced by the Call Purchase Price. All capitalized terms used but not defined in this clause (c) shall have the meanings set forth in the A&R Stockholders Agreement.

3.
Representations and Warranties. Each of the undersigned represents and warrants that: (a) this Note (i) has been authorized by all necessary corporate action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to the undersigned; (iii) does not require the consent or approval of any person or entity, including but not limited to any governmental authority, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) the undersigned is in compliance with all laws applicable to the undersigned except where any such non-compliance would not affect any of the undersigned’s obligations hereunder.

4.
Events of Default. If any of the following events shall occur and be continuing (each an “Event of Default”): (a) the undersigned shall fail to pay the principal of, or interest on, this Note, or any other amount payable under this Note, as and when due and payable; (b) the undersigned shall breach any representation or warranty made in this Note or that certain Preferred Unit Purchase Agreement entered into on the date hereof between Seller and FM Acquisition (the “Purchase Agreement” and together with this Note, the “Transaction Documents”) shall prove to have been incorrect in any material respect on or as of the date made, and such breach shall have failed to have been cured within fifteen (15) days after receiving notice of such breach; (c) the undersigned, or if the Units (as defined in the Purchase Agreement) are transferred to Great Elm DME Holdings, Inc. (“DME Holdings”) prior to the Maturity Date (such documents of purchase and transfer, the “Transfer Documents”), DME Holdings, shall fail to perform or observe in any material respect any term, covenant or agreement contained in any Transaction Document or Transfer Document on its part to be performed or observed, and such undersigned shall have failed to perform or observe such term, covenant or agreement within fifteen (15) days after receiving notice of such failure; (d) the undersigned, or if the Units are transferred to DME Holdings prior to the Maturity Date, DME Holdings, shall fail to pay when due any indebtedness for borrowed money; (e) Great Elm Healthcare, LLC, a Delaware limited liability company (“Great Elm Healthcare”), shall have failed to pay to the holder of Units, when due, the payments payable to the holders of Series A Preferred Units (as defined in that certain Amended and Restated Limited Liability Company Agreement dated as of December 29, 2020 of Great Elm Healthcare (as the same may be further amended as the case may be, “Healthcare LLCA”)), pursuant to and in accordance with the terms of the Healthcare LLCA; (f) the undersigned, or if the Units are transferred to DME Holdings prior to the Maturity Date, DME Holdings: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due, (ii) shall make an assignment for the benefit of creditors, (iii) shall file a petition in bankruptcy or for any relief under any law of any jurisdiction relating to reorganization, arrangement, readjustment of debt, dissolution or liquidation, (iv) shall have any such petition filed against it in which an adjudication is made or order for relief is entered or which shall remain undismissed for a period of thirty (30) days or shall consent or acquiesce thereto or (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property; (g) any Transaction

Document shall at any time cease to be in full force and effect or its validity or enforceability shall be disputed or contested by the undersigned; (h) the Sale Transaction shall not have closed on or before January 17, 2023 or (i) a Change of Control shall have occurred; THEN, in any such case, upon Seller’s notice to each of the undersigned, the unpaid principal amount of this Note, together with accrued interest, shall become forthwith due and payable; provided that in the case of an Event of Default under clause (f) or (h) above, the unpaid principal amount of this Note, together with accrued interest, shall immediately become due and payable without any notice or other action by Seller. Promptly (but in no event later than the next Banking Day after either of the undersigned obtains knowledge itself), the undersigned shall notify Seller and J.P. Morgan Broker-Dealer Holdings Inc. in writing of the occurrence of any Event of Default or any event that with the passage of time, the giving of notice or any other condition, would be reasonably likely to constitute an Event of Default.

5.
Setoff. Each of the undersigned agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Seller may otherwise have, Seller shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the undersigned at any of Seller’s offices, in U.S. dollars or in any other currency, against any amount payable by the undersigned under this Note which is not paid when due (regardless of whether such balances are then due to Seller), in which case it shall promptly notify the undersigned thereof; provided that Seller’s failure to give such notice shall not affect the validity thereof.

6.
Miscellaneous.

(a)
Each of the undersigned waives presentment, notice of dishonor, protest and any other formality with respect to this Note.

(b)
Each of the undersigned agrees to reimburse Seller on demand for all costs, expenses and charges (including without limitation, fees and charges of external legal counsel for Seller) in connection with the preparation, interpretation, performance or enforcement of this Note.

(c)
This Note shall be binding on each of the undersigned and its respective successors and assigns and shall inure to the benefit of Seller and its successors and assigns, except that none of the undersigned may delegate any obligations hereunder without the prior written consent of Seller.

(d)
No amendment or supplement to this Note shall be valid and binding unless set forth in a written agreement executed and delivered by each of the undersigned and Seller and consented to in writing by J.P. Morgan Broker-Dealer Holdings Inc.

(e)
No waiver by any party hereto of any provision of this Note shall be effective unless set forth in a written agreement executed and delivered by each of the undersigned and Seller and consented to in writing by J.P. Morgan Broker-Dealer Holdings Inc. Except as provided in the preceding sentence, no action taken pursuant to this Note shall be deemed to constitute a waiver by the party taking such action of compliance with any provisions set forth in this Note or in the Purchase Agreement. The waiver by any party of a breach of any provision of this Note shall not operate or be construed as a waiver of any prior or subsequent breach.

(f)
Any notices to J.P. Morgan Broker-Dealer Holdings Inc. under this Note shall be sent to J.P. Morgan Broker-Dealer Holdings Inc., c/o JPMorgan Chase, JPM-Delaware Loan Operations, 500 Stanton Christiana Road, Ops 2/ Floor 3, Newark DE 19713, Email: nicholas.t.rapak@jpmorgan.com and de_custom_business@jpmorgan.com with a copy to J.P. Morgan Chase, N.A., 383 Madison Avenue, New York, NY 10179, Attention: Gillian L. Warmflash, Email: gillian.l.warmflash@jpmchase.com.

(g)
Each of the undersigned consents to the exclusive jurisdiction and venue of the federal courts located in the City of New York, Borough of Manhattan (or New York state court sitting in the Borough of Manhattan in the event that the federal court lacks subject matter jurisdiction) and any appellate court from any thereof in any action or proceeding arising out of or relating to this Note or any loan evidenced hereby; provided that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of process by Seller in connection with any dispute shall be binding on the undersigned if sent to the undersigned by registered mail at the address specified below. Nothing herein will affect the right of Seller to serve process in any other manner permitted by law. EACH OF SELLER AND THE UNDERSIGNED HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(h)
This Note shall be governed by and interpreted and construed in accordance with the laws of the State of New York; provided that the foregoing is not intended to limit the maximum rate of interest which may be charged or collected by Seller hereon if, under the law applicable to it, Seller may charge or collect such interest at a higher rate than is permissible under the law of said State. In no case shall the interest hereon exceed the maximum amount which Seller may charge or collect under such law applicable to it.

(i)
Delivery of an executed counterpart of a signature page of this Note by emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Note.

[Signature Page Follows]

Exhibit 4.1

Execution Version

GREAT ELM FM ACQUISITION, INC.

By_/s/ Adam Kleinman________________________

Name: Adam Kleinman

Title: Secretary

Address:

Great Elm Group, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Attention: Adam Kleinman

Email: akleinman@greatelmcap.com

Signature Page to Promissory Note

GREAT ELM GROUP, INC.

By_/s/ Adam Kleinman________________________

Name: Adam Kleinman

Title: President

Address:

Great Elm Group, Inc.

800 South Street, Suite 230

Waltham, MA 02453

Attention: Adam Kleinman

Email: akleinman@greatelmcap.com

Signature Page to Promissory Note